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                                                                 Exhibit 99.8.53

[FEDERATED(R) LOGO]
RECORDKEEPING AGREEMENT

This Agreement is entered into between the Institution executing this Agreement ("RECORDKEEPING AGENT") and Federated Shareholder Services Company, as agent for the Funds ("FSSC"). This Agreement shall only apply to those Funds and Shares set forth on SCHEDULE 1 from time to time, and does not necessarily apply to all of the funds and shares for which FSSC is authorized to act as agent. Unless otherwise defined, SECTION 13 of this Agreement sets forth the definitions for capitalized terms used in this Agreement.

1. RECORDKEEPING SERVICES

(a) Recordkeeping Agent shall provide, or cause to be provided, the following "RECORDKEEPING SERVICES" for each Sub-Account (as defined below). All Recordkeeping Services shall be effected in accordance with each Fund's then current Prospectus.

      (i) SUB-ACCOUNTING. Recordkeeping Agent shall maintain sub-accounts (each a "SUB-ACCOUNT" and collectively the "SUB-ACCOUNTS") for its customers with respect to Shares held by Recordkeeping Agent on behalf of its customers through one or more omnibus or master accounts in each Fund (individually an "ACCOUNT" and collectively, the "ACCOUNTS"). Recordkeeping Agent shall reconcile the balances and transactions in the Accounts with the Sub-Accounts on each Business Day.

      (ii) AGGREGATING AND PROCESSING PURCHASE AND REDEMPTION ORDERS. Recordkeeping Agent shall execute for its customers any purchase, redemption or exchange transactions in the Shares at their net asset value or public offering price, as applicable, and process the net amount of such transactions through the Accounts on each Business Day.

      (iii) PROVIDING CUSTOMER CONFIRMATIONS AND SUB-ACCOUNT STATEMENTS. Recordkeeping Agent shall prepare and deliver trade confirmations and statements showing each customer's Share activity in their Sub-Account.

      (iv) PROCESSING DIVIDEND PAYMENTS. Upon payment by the Funds of any dividend to Shareholders, Recordkeeping Agent shall process and pay to its customers their respective share of such dividends.

      (v) FORWARDING SHAREHOLDER COMMUNICATIONS. Recordkeeping Agent shall forward to its customers that are Shareholders all Disclosure Documents that the Funds are required to deliver to their Shareholders in accordance with applicable regulatory requirements and applicable time frames. With respect to any Shares, "DISCLOSURE DOCUMENTS" shall mean the Prospectus, the Fund's annual or semi-annual reports, proxies for Shareholder meetings and tax notices.

      (vi) PROXIES. Recordkeeping Agent shall provide FSSC's designee with sufficient Shareholder information to permit such designee to facilitate the mailing of proxies to such Shareholders on Recordkeeping Agent's behalf. Recordkeeping Agent shall vote and transmit proxies for any Shares over which Recordkeeping Agent has discretionary voting authority, if any.

      (vii) TAX REPORTING. Recordkeeping Agent shall provide to any customer that is a Shareholder, and shall file with the Internal Revenue Service, and any state or local tax authority, all forms, reports, certificates or other documents required by law with respect to any distributions or transactions involving Shares held in any Sub-Account. Recordkeeping Agent shall obtain the taxpayer identification number certification from its customers required under the Code and shall withhold and pay to the Internal Revenue Service or other appropriate authority any backup withholding required from any of its customers.

(b) With respect to Recordkeeping Agent's Plan customers, if any, where a duly authorized fiduciary ("PLAN REPRESENTATIVE") of the Plan or Plans (i) includes one or more of the Class R Shares of the Funds as investment options under the Plans, and (ii) offers to Plan participants and beneficiaries (collectively, "PLAN PARTICIPANTS") the opportunity to invest their Plan assets in Class R shares of the Funds, , the term "RECORDKEEPING SERVICES" as used in this Agreement shall include, and the Recordkeeping Agent agrees to provide or cause to be provided, the following services in addition to those specified in Section 1(a):

      (i) PARTICIPANT TRANSACTIONS. Recordkeeping Agent shall keep on behalf of each Plan a record of the Shares held for the benefit of each Plan Participant (a "PARTICIPANT ACCOUNT," and collectively with respect to a Plan, the "PARTICIPANT ACCOUNTS") as required by the Plan. As directed by the Plan or Plan Participants in accordance with the terms of the Plan, on each business day Recordkeeping Agent shall (1) invest Plan contributions in Shares and (2) redeem or exchange Shares on behalf of the Plan and the Plan Participants, and adjust the balances of the Participant Accounts accordingly. Recordkeeping Agent shall reconcile the balances and transactions of the Participant Accounts and the applicable Plan's Sub-Account as required under the terms of the Plan.

      (ii) PROVIDING CONFIRMATIONS AND SUB-ACCOUNT STATEMENTS. To the extent required under the terms of the Plan, Recordkeeping Agent shall prepare and deliver trade confirmations and/or statements showing each Plan Participant's Share activity and balances in its Participant Account.

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      (iii) FORWARDING SHAREHOLDER COMMUNICATIONS. Recordkeeping Agent shall forward directly to the Plan Participants all Disclosure Documents that the Plans shall direct to be delivered to the Plan Participants. In certain circumstances for purposes of Section 404(c) of ERISA, Plan Participants may be required to receive certain Fund information and shareholder communications. Recordkeeping Agent hereby agrees to do all acts reasonably necessary to facilitate compliance with the aforesaid provisions of law.

      (iv) TAX REPORTING. Recordkeeping Agent shall provide to each Plan and Plan Participant and shall file with the Internal Revenue Service, and any state or local tax authority, all forms, reports, certificates or other documents required by law with respect to any distributions or transactions involving Shares held in any Sub-Account and/or Participant Account. Recordkeeping Agent shall obtain any required taxpayer identification number certification from the Plans and Plan Participants required under the Code and shall withhold and pay to the Internal Revenue Service or other appropriate authority any backup withholding required from any of the Plans and/or Plan Participants.

      (v) PLAN DIRECTED ACTIVITIES. Recordkeeping Agent shall, at the request of the Plan, and in accordance with the terms of the Plan, process new accounts, loan, distribution and hardship withdrawal requests; maintain records of all contributions, investments, distributions, loans and other transactions for Participant Accounts; calculate vested percentages of Participant Accounts; process rollover requests for Participant Accounts and perform Actual Deferral Percentage Tests, Actual Contribution Percentage Tests and any other nondiscrimination testing required of the Plan under ERISA and the Code.

      (vi) PERSONAL SERVICES AND ACCOUNT MAINTENANCE. Recordkeeping Agent agrees to respond to the reasonable inquiries and requests of any Plan Representative or Plan Participant relating to such an investment in a Fund, and to take such actions as such Plan Representative or Plan Participant may reasonably request to maintain their respective Sub-Account or Participant Account in accordance with the terms of the Plan.

(c) FSSC shall establish Account(s) in Recordkeeping Agent's name, or such other name as Recordkeeping Agent shall specify, in each Fund and class of Shares for which Recordkeeping Agent maintains any Sub-Accounts. FSSC shall provide Recordkeeping Agent with the following for each Account:

      (i) the net asset value per Share on each day for which a net asset value is calculated in accordance with each Fund's Prospectus;

      (ii) confirmations of all transactions in each Account on each day on which any Fund is open for trading;

      (iii) the amount and ex-date of any dividends declared on Shares held in the Account and, in the case of income Funds, the daily accrual factor (mil rate) for the Shares;

      (iv) copies of the then-current Disclosure Documents requested by Recordkeeping Agent to satisfy Recordkeeping Agent's obligations herein; and

      (v) Account level tax information reasonably necessary to permit Recordkeeping Agent to prepare any tax reports required by SECTIONS 1(a)(vii) AND 1(b)(iv).

(d) With respect to Recordkeeping Services provided under this Agreement, the parties agree to be bound by the Operational Guidelines as set forth in EXHIBIT A to this Agreement.

2. OTHER DUTIES

(a) ASSESSMENT OF CDSC. With respect to those Shares subject to a CDSC, Recordkeeping Agent shall (A) assess any applicable CDSC to its underlying Sub-Accounts in a manner consistent with the applicable Prospectus; and (B) collect and remit to the Funds' transfer agent the applicable CDSC from its underlying Sub-Accounts in accordance with the OPERATIONAL GUIDELINES. If at any time during the applicable CDSC holding period (as described in the Prospectus for such Shares), Recordkeeping Agent no longer satisfies the requirements set forth above (whether by transfer of record ownership or otherwise), Recordkeeping Agent agrees to pay to FSSC the amount of CDSC that would have been payable upon the redemption of such Shares.

(b) REDEMPTION FEES. Recordkeeping Agent agrees to collect or cause to be collected all applicable redemption fees as described in the Prospectus on all Sub-Accounts and promptly remit such fees to FSSC.

(c) DISRUPTIVE ACTIVITIES.

      (i) Recordkeeping Agent shall not directly or indirectly offer, adopt, implement, conduct or participate in any program, plan, arrangement, advice or strategy FSSC or any Fund reasonably deems to be harmful to Shareholders or potentially disruptive to the management of the Funds, as communicated to Recordkeeping Agent by FSSC in writing from time to time, or which violates the policies and procedures of the Funds as disclosed in each Fund's Prospectus; including without limitation, any activity involving market timing, programmed transfer, frequent transfer and similar investment programs.

      (ii) Recordkeeping Agent, at all times during the term of this Agreement, shall have active, formal policies and procedures aimed at deterring "market timers." Such policies and procedures shall provide for Recordkeeping Agent's ongoing review of its customers' account activity and prescribe effective actions to deter or stop disruptive activities.

      (iii) Recordkeeping Agent shall upon FSSC's request, promptly provide, or cause to be provided, the TIN or other government-issued identifier of each Shareholder that purchased, redeemed, transferred or exchanged

Recordkeeping Agreement - September 1, 2012             2


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      Shares of a Fund during the period covered by the request and the amount and dates of such Shareholder purchases, redemptions, transfers and exchanges and Recordkeeping Agent's representative name and branch location connected with such purchases, redemptions, transfers and exchanges, if applicable. For purposes of this Section, with respect to Shares held on behalf of retirement plans, the term "Shareholder" includes a Plan Participant notwithstanding that the Plan may be deemed to be the beneficial owner of the Shares.

      (iv) FSSC shall not use the information received pursuant to this Section for marketing or any other similar purpose without Recordkeeping Agent's prior written consent.

      (v) Recordkeeping Agent agrees to execute FSSC's instructions to restrict or prohibit further purchases or exchanges of Shares by a Shareholder who has been identified by FSSC as having engaged in transactions of Shares (whether directly or through Recordkeeping Agent) that violate the policies and procedures of the Funds as disclosed in each Fund's Prospectus or that are deemed disruptive to the Funds as determined by FSSC in its sole discretion as soon as reasonably practicable, but not later than five (5) business days after receipt of such instruction from FSSC.

      (vi) Recordkeeping Agent shall provide FSSC written confirmation that FSSC's instructions to restrict or prohibit trading have been executed, as soon as reasonably practicable, but no later than ten (10) business days after execution.

(d) ELECTRONIC MEANS. The parties may perform electronically certain of their obligations under this Agreement, including the delivery of Disclosure Documents, opening accounts, transmitting purchase, exchange, and redemption orders, and delivering and maintaining shareholder communications. If Recordkeeping Agent elects to fax transaction and account instructions to the Funds' transfer agent that require receipt of an original signature guarantee medallion stamp, Recordkeeping Agent authorizes the transfer agent to accept such faxed instructions and acknowledges and agrees that none of FSSC, the Funds or the transfer agent shall have any liability whatsoever in connection with electronically transmitted instructions believed to be genuine and have been given to any of them by Recordkeeping Agent or its representatives. To the extent that each of the parties is a member of, and/or has access to, the National Securities Clearing Corporation's ("NSCC") systems and services, including Fund/SERV and Networking, the parties agree to utilize such services for all transactions contemplated hereunder and agree that all such dealings and transactions shall be processed in accordance with, and governed by, the NSCC's Rules and Procedures (as the same may be amended from time to time) and the Networking Agreement executed by each such party.

(e) USE OF FUNDS' RECORDKEEPING SYSTEM. If Recordkeeping Agent accesses the Funds' recordkeeping system via any computer hardware or software provided by FSSC or delivers files directly to the Funds' recordkeeping system, Recordkeeping Agent agrees to provide such security as is necessary to prevent any unauthorized use of the Funds' recordkeeping system. Recordkeeping Agent represents and warrants that it has examined and tested the internal systems that it has developed to support the services outlined in this Agreement and, as of the date of this Agreement, has no knowledge of any situation or circumstance that will inhibit the system's ability to perform the expected functions or inhibit Recordkeeping Agent's ability to provide the expected services.

(f) COMPLIANCE ASSISTANCE. Recordkeeping Agent shall provide FSSC with any assistance or report that FSSC may reasonably request in order to fulfill its duties to assist the Funds with compliance with Rule 38a-1 under the 1940 Act, in FSSC's capacity as agent to each Fund. Recordkeeping Agent shall maintain and transmit to FSSC information on sales, redemptions and exchanges of Shares of each Fund by state or jurisdiction of residence of individual customers and any other information reasonably requested by FSSC to enable FSSC or its affiliates to properly register or report the sale of Shares under the securities, licensing or qualification laws of the various states and jurisdictions. Such information shall be provided in a form mutually agreeable to FSSC and Recordkeeping Agent.

(g) RECORDS. Recordkeeping Agent shall maintain and preserve all records as required by applicable law to be maintained and preserved in connection with its obligations under this Agreement and shall provide FSSC or the Funds copies of all such records upon reasonable request. Recordkeeping Agent shall provide FSSC with access to the books and records in its possession relating to the Sub-Accounts upon reasonable notice during Recordkeeping Agent's normal business hours. If, based on a review of these records or other information, FSSC in its reasonable judgment has any concerns regarding the adequacy of Recordkeeping Agent's controls or financial viability, FSSC may request and Recordkeeping Agent shall provide, copies of (i) a report completed by independent public accountants in conformance with Statement on Standards for Attestation Engagements (SSAE) No. 16, if applicable; (ii) the Annual Study and Evaluation of Internal Accounting Control required under Section 17Ad-13 of the 1934 Act, if applicable; (iii) Recordkeeping Agent's audited financial statements; and
(iv) certificates of insurance for any policies applicable to Recordkeeping Services, including without limitation errors and omissions or fidelity bonds.

3. COMPENSATION

(a) RECORDKEEPING FEE. During the term of this Agreement, Recordkeeping Agent shall be entitled to receive fees ("RECORDKEEPING FEES") paid by FSSC on behalf of each Fund as set forth on EXHIBIT B to this Agreement.

(b) PAYMENT TERMS. FSSC shall pay any amounts owed to Recordkeeping Agent in accordance with the Funds', regular payment schedules and in no event less frequently than quarterly. For any payment period in which this Agreement becomes effective or terminates, there shall be an appropriate

Recordkeeping Agreement - September 1, 2012                  3



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proration of all payments, on the basis of the number of days that this
Agreement is in effect during the quarter. FSSC will support the calculation and payment of Recordkeeping Fees systematically. Absent manifest error, any calculations for payment shall be final unless either party objects thereto within sixty (60) days of the date of the payment. Payments requested by Recordkeeping Agent for periods 180 days or more prior to the current month shall be made at FSSC's discretion.

(c) EXPENSES. All Recordkeeping Services shall be performed at Recordkeeping Agent's expense, provided that Recordkeeping Agent shall not have to pay the cost of producing or mailing Disclosure Documents.

(d) APPLICATION OF FEES. No Recordkeeping Fee shall be payable with respect to any additional Fund and/or Class unless and until the provision of Recordkeeping Services, and the payment of Recordkeeping Fees in respect thereof, is specifically referenced by adding such Fund and/or Class to SCHEDULE 1.

(e) REGULATION. With respect to Recordkeeping Agent's Plan customers, Recordkeeping Agent shall at all times comply with all applicable laws and regulations relating to the administration of the Plans and the receipt of compensation in connection therewith, including ERISA. With respect to ERISA, Recordkeeping Agent represents that its receipt of fees as provided in this Agreement shall not constitute a "prohibited transaction" under section 406 of ERISA or section 4975 of the Code. In this regard, Recordkeeping Agent either shall not be a fiduciary, as defined in section 3(21) of ERISA or section 4975 of the Code, with respect to the investment of the assets of any Plan in the Funds; or Recordkeeping Agent shall credit any fees it receives hereunder to the benefit of the Plan. FSSC makes no representation or warranty as to whether payment of the Recordkeeping Fees contemplated herein with respect to a Plan constitutes a "prohibited transaction" as defined in Section 406 of ERISA, or
Section 4975 of the Code.

(f) NATURE OF FEES AND SERVICES. The parties acknowledge that (A) the payment of Recordkeeping Fees is for Recordkeeping Services only and not for any other services; (B) Recordkeeping Fees paid under this Agreement will be paid by the Funds, and will not be derived, directly or indirectly from any Fund distribution plan adopted pursuant to Rule 12b-1 of the 1940 Act; and (C) Recordkeeping Agent will not be performing any of the transfer agency functions set forth in Section 3(a)(25) of the 1934 Act. As such, Recordkeeping Agent's Sub-Accounts do not constitute the Fund's records and any errors in the Sub-Accounts, including Participant Accounts, are Recordkeeping Agent's responsibility. With respect to transactions in the Accounts and Shares held in Sub-Accounts, including Participant Accounts, FSSC, the transfer agent and the Funds shall act only on instructions given by Recordkeeping Agent and not on instructions of any customers purporting to have beneficial ownership of any Shares held in the Account. Nothing in the Agreement or this Addendum shall be construed to create a "security entitlement" (as defined in Article 8 of the Uniform Commercial Code) in any Class R Shares on behalf of any Plan Participant.

4. REPRESENTATIONS

(a) Each party represents and warrants to the other party that:

      (i) POWERS. It has the power to execute this Agreement and any other documentation relating to this Agreement to which it is a party, to deliver this Agreement and any other documentation relating to this Agreement that it is required by this Agreement to deliver and to perform its obligations under this Agreement and has taken all necessary action to authorize such execution, delivery and performance.

      (ii) NO VIOLATION OR CONFLICT. Such execution, delivery and performance do not violate or conflict with any law applicable to it, any provision of its constitutional documents, any order or judgment of any court or other agency of government applicable to it or any contractual restriction binding on or affecting it.

      (iii) OBLIGATIONS BINDING. Its obligations under this Agreement constitute its legal, valid and binding obligations, enforceable in accordance with their respective terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors' rights generally and subject, as to enforceability, to equitable principles of general application regardless of whether enforcement is sought in a proceeding in equity or law).

      (iv) COMPLIANCE WITH LAWS. In performing its obligations under this Agreement, it shall comply with all applicable federal and state laws, rules and regulations governing the offer, sale and ownership of Shares and all laws and orders to which it may be subject if failure to do so would materially impair its ability to perform its obligations under this Agreement.

      (v) STATUS. It is duly organized and validly existing under the laws of the jurisdiction of its organization or incorporation and, if relevant under such laws, in good standing.

(b) Recordkeeping Agent represents and warrants to FSSC that:

      (i) DISCLOSURE. Recordkeeping Agent shall not make any representations concerning Shares other than those contained in the Disclosure Documents of the applicable Fund.

      (ii) CUSTOMER ACCOUNTS. Recordkeeping Agent holds all Shares in any Account on behalf of its customers and not on its own behalf. With respect to Plan Accounts, the arrangements provided for in the Agreement and this Addendum shall be disclosed and agreed to by the Plan Representative for each Plan.

      (iii) AUTHORIZED INSTRUCTIONS. Each transaction with a Fund communicated for an Account has been duly

Recordkeeping Agreement - September 1, 2012             4



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      authorized by Recordkeeping Agent's customer prior to initiation and is solely for the account of such customer.

      (iv) INTERNAL CONTROLS Recordkeeping Agent shall forward for processing on each Business Day only those purchase and redemption orders received by Recordkeeping Agent prior to the Close of Trading for that Business Day. Recordkeeping Agent has, and shall maintain at all times during the term of this Agreement, appropriate internal controls for the segregation of purchase and redemption orders received prior to the Close of Trading on any Business Day from orders received after the Close of Trading on any Business Day.

      (v) INTERNAL CONTROLS OF A DESIGNEE. In the event a designee of the Recordkeeping Agent will be communicating a report of the trading activity as described in the OPERATIONAL GUIDELINES after the Close of Trading, Recordkeeping Agent represents and warrants that such designee has, and shall maintain at all times during the term of this Agreement, appropriate internal controls for the segregation of purchase and redemption orders received prior to the Close of Trading on any Business Day, from orders received after the Close of Trading on any Business Day.

      (vi) NO IMPROPER PAYMENTS. In connection with this Agreement, no payments of money or anything of value will be offered, promised or paid to any person, directly or indirectly, to influence the acts of such person to induce them to use their influence with a government or an instrumentality thereof to obtain an improper advantage in connection with any business venture or contract in which Recordkeeping Agent is a participant.

(c) APPLICATION. The parties shall each be deemed to repeat all the foregoing representations and warranties made by it at the time of any transaction subject to this Agreement.

5. INDEMNIFICATION

(a) FEDERATED INDEMNIFICATION. In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of FSSC and the Funds and their respective officers, directors, or employees (each a "FUND INDEMNIFIED PARTY"), Recordkeeping Agent agrees to indemnify each Fund Indemnified Party against any and all claims, demands, liabilities (including the amount of any resulting dilution in a Fund's net asset value) and reasonable expenses (including attorneys' fees) which any Fund Indemnified Party may incur arising from, related to, or otherwise connected with: (i) any breach by Recordkeeping Agent of any provision of this Agreement; or (ii) any action by Recordkeeping Agent's Sub-Account customers (including any Plan, Plan Representative or Plan Participant) relating to the actual or alleged performance or non-performance of the Recordkeeping Services under this Agreement. In no event shall Recordkeeping Agent be liable to FSSC for special, indirect or consequential damages, or lost profits or loss of business, arising under or in connection with any event described in (i) or (ii) above.

(b) RECORDKEEPING AGENT INDEMNIFICATION. In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of Recordkeeping Agent and its officers, directors, or employees (each a "RECORDKEEPING AGENT INDEMNIFIED PARTY"), FSSC agrees to indemnify each Recordkeeping Agent Indemnified Party against any and all claims, demands, liabilities and reasonable expenses (including attorneys' fees) which any Recordkeeping Agent Indemnified Party may incur arising from, related to, or otherwise connected with, any breach by FSSC of any provision of this Agreement. In no event shall FSSC be liable to Recordkeeping Agent for special, indirect or consequential damages, or lost profits or loss of business, arising under or in connection with any such breach.

(c) NOTICE. The parties' agreement in this Section to indemnify each other is conditioned upon the party entitled to indemnification ("CLAIMANT") giving notice to the party required to provide indemnification ("INDEMNIFIER") promptly after the summons or other first legal process for any claim as to which indemnity may be sought is served on the Claimant. The Claimant shall permit the Indemnifier to assume the defense of any such claim or any litigation resulting from it, provided that Indemnifier's counsel that is conducting the defense of such claim or litigation shall be approved by the Claimant (which approval shall not unreasonably be withheld), and that the Claimant may participate in such defense at its expense. The failure of the Claimant to give notice as provided in this paragraph shall not relieve the Indemnifier from any liability other than its indemnity obligation under this Section. No Indemnifier, in the defense of any such claim or litigation, shall, without the consent of the Claimant, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term the giving by the alleging party or plaintiff to the Claimant of a release from all liability in respect to such claim or litigation.

(d) SURVIVAL. The provisions of this Section shall survive the termination of this Agreement.

6. PRIVACY POLICY

(a) NON-PUBLIC INFORMATION. The parties acknowledge that, in connection with the Recordkeeping Services to be provided hereunder, FSSC may come into possession of non-public personal information regarding Recordkeeping Agent's customers ("CUSTOMER NPI").

(b) LIMITS ON DISCLOSURE. FSSC hereby covenants that any Customer NPI which it receives from Recordkeeping Agent will be subject to the following limitations and restrictions:

      (i) FSSC may redisclose Customer NPI to its own affiliates, who will be limited by the same disclosure and use restrictions that are imposed on the parties under this Agreement; and

      (ii) FSSC may redisclose and use Customer NPI only (A) as necessary in the ordinary course of business to provide the services identified in the Agreement; (B) as permitted under Regulation S-P; and (C) as required by any applicable federal or state law.


Recordkeeping Agreement - September 1, 2012                5



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(c) POLICIES AND PROCEDURES. Each party represents and warrants that it has implemented, and shall continue to carry out for the term of the Agreement, policies and procedures in compliance with all applicable federal and state laws and regulations regarding privacy of customer information which are reasonably designed to:

      (i) Insure the security and confidentiality of records and Customer NPI, including but not limited to encrypting such information as required by applicable federal and state laws and regulations;

      (ii) Protect against any anticipated threats or hazards to the security or integrity of customer records and Customer NPI; .

      (iii) Protect against unauthorized access or use of such customer records or Customer NPI that could result in substantial harm or inconvenience to any customer; and

      (vi) Notify the other party if required by its policies or applicable law in the event of the unauthorized access or use of such customer records or Customer NPI that could result in substantial harm or inconvenience to any customer.

(c) SURVIVAL. The provisions of this Section shall survive the termination of this Agreement.

7. CONFIDENTIAL INFORMATION

(a) DEFINITION. Each party shall safeguard and hold confidential from disclosure to unauthorized parties all Confidential Information of the other party. For purposes of this Section, "CONFIDENTIAL INFORMATION" shall mean any and all non-public information which is in any way connected with, derived from or related to the business of the other party which is either designated as confidential or which, by its nature or under the circumstances surrounding its disclosure, reasonably ought to be treated as confidential, including without limitation, any business and financial records, trade secrets, computer programs, technical data, investment information, and any information relating to the pricing or marketing policies of the party and any notes, memoranda, analyses compilations, studies and other documents, whether prepared by the party or others, to the extent they contain or otherwise reflect such information.

(b) EXCEPTIONS. Confidential Information shall not include information to the extent such information (i) is already known to the receiving party free of any restriction at the time obtained, including information in the public domain;
(ii) is subsequently learned from an independent third party free of restriction; (iii) becomes publicly known through no breach of this Section; or
(iv) is independently developed by one party without reference to information which is confidential.

(c) SECURITY. Each party shall take reasonable security precautions, at least as great as the precautions it takes to protect its own confidential information, to keep confidential the Confidential Information.

(d) USE OF INFORMATION. Confidential Information may be disclosed, reproduced, used, summarized or distributed only as necessary in the ordinary course of business to provide the services identified in the Agreement, and only as otherwise provided hereunder. Each party may disclose Confidential Information only to employees, officers, directors, affiliates, agents, and service providers who have a need to know in connection with the Confidential Information or as required by a party's regulators.

(e) NOTICE. The receiving party shall notify the disclosing party immediately upon discovery of any unauthorized use or disclosure of Confidential Information, and will cooperate with the disclosing party in every reasonable way to help the disclosing party regain possession of the Confidential Information and prevent its further unauthorized use or disclosure.

(f) REMEDIES. The receiving party acknowledges that monetary damages may not be a sufficient remedy for unauthorized disclosure of Customer NPI or Confidential Information and that the disclosing party shall be entitled, without waiving any of its other rights or remedies, to such injunctive or equitable relief as may be deemed proper by a court of competent jurisdiction.

(g) SURVIVAL. The provisions of this Section shall survive the termination of this Agreement.

8. NOTICES

(a) FORM. Except as otherwise specifically provided in this Agreement, all notices required or permitted to be given pursuant to this Agreement shall be given in writing and delivered by postage prepaid, registered or certified United States first class mail, return receipt requested, overnight courier services, or by e-mail (with a confirming copy by mail).

(b) TO FSSC. Unless otherwise notified in writing, all notices to FSSC shall be given or sent to:

         Federated Shareholder Services Company
         Federated Investors Tower
         1001 Liberty Avenue
         Pittsburgh, Pennsylvania 15222-3779
         Attention: President
         E-Mail: contractadmin@federatedinv.com

(c) TO RECORDKEEPING AGENT. Unless otherwise notified in writing, all notices to Recordkeeping Agent shall be given or sent to it at its address shown on the signature page.

9. FORCE MAJEURE

If either Party is unable to carry out any of its obligations under this Agreement because of conditions beyond its reasonable control, including, but not limited to, acts of war or terrorism, work stoppages, fire, civil disobedience, delays associated with hardware malfunction or availability, riots, rebellions, storms, electrical failures, acts of God, and similar occurrences ("FORCE MAJEURE"), this Agreement shall remain in effect and the non-performing party's obligations shall be

Recordkeeping Agreement - September 1, 2012            6
suspended without liability for a period equal to the period of the continuing Force Majeure (which such period shall not exceed fifteen (15) business days calendar days), provided that:

      (a) the non-performing party gives the other party prompt notice describing the Force Majeure, including the nature of the occurrence and its expected duration and, where reasonably practicable, continues to furnish regular reports with respect thereto during the period of Force Majeure;

      (b) the suspension of obligations is of no greater scope and of no longer duration than is required by the Force Majeure;

      (c) no obligations of either party that accrued before the Force Majeure are excused as a result of the Force Majeure; and

      (d) the non-performing Party uses all reasonable efforts to remedy its inability to perform as quickly as possible.

10. AMENDMENT

(a) FORM. Except as provided below, this Agreement may be amended only by a writing signed by both parties.

(b) ADDENDA. Any additional compensation paid by FSC or an affiliate to Recordkeeping Agent must be set forth in a written addendum expressly referring to this Agreement and signed by FSSC or such affiliate.

(c) SCHEDULE 1. FSSC may amend SCHEDULE 1 from time to time by posting such amended SCHEDULE 1 on the Funds' website. Any such amendment shall be effective as of the future date indicated on the amended SCHEDULE 1.

11. TERM AND TERMINATION

(a) TERM. This Agreement shall become effective as of the date executed by FSSC and shall continue in effect until terminated in accordance with this Section.

(b) NOTICE OF TERMINATION. This Agreement may be terminated at any time, without the payment of any penalty, by FSSC or Recordkeeping Agent:

      (i) upon a material breach by the other party immediately after written notice thereof; and

      (ii) without cause by giving the other party at least thirty (30) days' written notice of its intention to terminate.

(c) APPLICATION. The termination of this Agreement with respect to any one class of Shares or Fund shall not cause the Agreement's termination with respect to any other Fund.

(d) PAYMENTS. All obligations to make payments under this Agreement shall terminate upon termination. In addition, Recordkeeping Agent shall be obligated to return any payments made to it by FSSC covering the period following an event which causes the immediate termination of the Agreement by FSSC.

12. MISCELLANEOUS

(a) ENTIRE AGREEMENT. This Agreement supersedes any prior agreements between the parties with respect to its subject matter and constitutes (along with its Schedules and Exhibits) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter.

(b) NO AGENCY. Neither this Agreement, nor any terms and conditions contained herein shall be construed as creating or constituting a partnership, joint venture, or agency or permitting Recordkeeping Agent or its representatives to act as agent on behalf of FSSC or the Funds except that Recordkeeping Agent is deemed an agent of the Funds for the sole and limited purpose of receiving orders for Fund Shares to the extent that such an agency relationship is required by applicable law.

(c) COUNTERPARTS. This Agreement may be executed by different parties on separate counterparts, each of which, when so executed and delivered, shall be an original, and taken together shall constitute one and the same instrument.

(d) CAPTIONS. The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions herein or otherwise affect their meaning.

(e) SEVERABILITY. If any provision of this Agreement is held invalid or unenforceable, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable.

(f) USE OF NAME/LOGO. FSSC, its affiliates and the Funds are the owners of various trademarks, service marks and Fund names (collectively, the "FEDERATED LOGOS"). FSSC grants Recordkeeping Agent a non-exclusive, non-transferable, royalty-free license to use the Federated Logos in Recordkeeping Agent's client communications made in the ordinary course of business. Recordkeeping Agent agrees to place all necessary and proper notices and legends on the customer communications in order to protect the interests of FSSC, its affiliates and the Funds in the Federated Logos. The license granted herein shall terminate automatically upon the termination of this Agreement or, in whole or in part upon FSSC's written notice in the event of Recordkeeping Agent's breach of the terms of this paragraph. Upon termination of this Agreement, Recordkeeping Agent shall cease to use the Federated Logos. If Recordkeeping Agent makes any unauthorized use of the Federated Logos, the parties acknowledge that FSSC, its affiliates and the Funds shall suffer irreparable harm for which monetary damages may be inadequate and therefore, FSSC, its affiliates and the Funds shall be entitled to injunctive relief, as well as any other remedy available under law.

(g) AUTHORITY. Nothing in this Agreement shall in any way limit the authority of the Funds, the Funds' Board or FSSC to take such lawful action as they may deem appropriate or

Recordkeeping Agreement - September 1, 2012            7
advisable in connection with all matters relating to the operation of the Funds and the sale of Shares.

(h) THIRD-PARTY RIGHTS. Except as specifically provided herein, this Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and nothing expressed or referred to in this Agreement shall be construed to give anyone other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement; provided that each Fund is an intended third party beneficiary of this Agreement and each shall be treated as a party to this Agreement solely to the extent necessary for such Fund to enforce its rights under this Agreement. Except as specifically provided herein, neither FSSC nor any Fund shall be obligated to make any payment under this Agreement to any person other than Recordkeeping Agent.

(i) NON-EXCLUSIVITY. FSSC acknowledges and agrees that Recordkeeping Agent may enter into agreements similar to this Agreement with other mutual funds and transfer agents. Recordkeeping Agent acknowledges and agrees that FSSC and the Funds may enter into agreements similar to this Agreement with other financial Recordkeeping Agents, securities brokers and dealers, recordkeepers and other organizations providing Recordkeeping Services to their customers.

(j) ASSIGNMENT. This Agreement may not be assigned or subcontracted by either party, without the prior written consent of the other party, except that:

         (i) either party may assign or subcontract this Agreement to an affiliate having the same ultimate ownership as the assigning or subcontracting party; and

         (ii) FSSC may, on behalf of the Funds, instruct the Funds' transfer agent to discharge some or all of its obligations hereunder, in either case without such consent. Subject to the preceding, this Agreement shall apply to, be binding in all respects upon, and inure to the benefit of permitted assigns and subcontractors of the parties.

(k) CHOICE OF LAW. This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania, without regard to conflicts of laws principles thereof.

13. DEFINITIONS

(a) "1933 ACT" means the Securities Act of 1933, "1934 ACT" means the Securities Exchange Act of 1934, and "1940 ACT" means the Investment Company Act of 1940, in each case as amended and in effect at the relevant time.

(b) "BUSINESS DAY" means any day on which the Recordkeeping Agent and the Fund issuing such Shares are open for business.

(c) "CLOSE OF TRADING" shall mean applicable cut-off time for a Fund as set forth in such Fund's then current Prospectus on any Business Day.

(d) "CODE" means the Internal Revenue Code of 1986, as amended and in effect at the relevant time.

(e) "ERISA" means the Employee Retirement Income Security Act of 1974 as amended and in effect at the relevant time.

(f) "FUND" means those investment company registered under the 1940 Act and in the case of a "series company" as defined in Rule 18f-2(a) under the 1940 Act, each individual portfolio of the series company, for which Federated Administrative Services, an affiliate of FSSC, serves as administrator and as set forth on SCHEDULE 1 to this Agreement. "FUNDS" mean the Funds collectively.

(g) PLAN" means a tax qualified defined contribution plan described in Section 401(a), of the Code, a tax deferred annuity described in Section 403(b) of the Code, an individual retirement account or annuity described in Sections 408 or 408A of the Code, a governmental plan described in Section 414(d) of the Code, an eligible deferred compensation plan described in Section 457(b) of the Code or a tax exempt trust described in Section 501(c)(18) of the Code, as the case may be.

(h) "PROSPECTUS" means, with respect to any Shares the most recent Summary Prospectus (as defined in Rule 498 under the 1933 Act), Statutory Prospectus (as defined in Rule 498 under the 1933 Act) and Statement of Additional Information ("SAI") and any supplement thereto, pursuant to which a Fund publicly offers the Shares; provided, however, that this definition shall not be construed to require FSSC, Recordkeeping Agent or any Fund to deliver any Statutory Prospectus or SAI other than at the express request of Recordkeeping Agent's customer.

(i) "SEC" means the Securities and Exchange Commission.

(j) "SHARES" means (1) shares of beneficial interest in a Fund organized as a business trust; and (2) shares of capital stock in a Fund organized as a corporation. With respect to a Fund that has established separate classes of Shares in accordance with Rule 18f-3 under the 1940 Act, Shares refers to the relevant class. "SHAREHOLDER" means the beneficial owner of any Share.

Recordkeeping Agreement - September 1, 2012                 8

IN WITNESS WHEREOF, this Agreement has been executed as of the date set forth below by a duly authorized officer of each party.

FEDERATED SHAREHOLDER SERVICES COMPANY,
AS AGENT FOR THE FUNDS

By: /s/ Christine T. Johnston
    ----------------------------------
Name: Christine T. Johnston
    ----------------------------------
Title: V.P.
    ----------------------------------
Date: 6/13/2014
       ----------------------------------


AMERICAN UNITED LIFE INSURANCE COMPANY

Terry W. Burns
--------------------------------------

(please print or type)

By: /s/ Terry W. Burns
    ----------------------------------
Name: Terry W. Burns
    ----------------------------------
Title: Assistant Vice President
    ----------------------------------
Date:  5/22/14
    ----------------------------------
          One American Sq., PO Box 368
Address:  ----------------------------
          Indianapolis, IN 46206
          ----------------------------
          City    State       Zip Code




ONEAMERICA SECURITIES, INC.


----------------------------------
(please print or type)

By: /s/ Richard M. Ellery
    ----------------------------------
Name: Richard M. Ellery
    ----------------------------------
Title: President
    ----------------------------------
Date:  5/28/14
    ----------------------------------

Address:  433 North Capitol Ave.
          ----------------------------------
          Indianapolis, IN 46206
          ----------------------------
          City    State       Zip Code





Recordkeeping Agreement - September 1, 2012        9

EXHIBIT A
OPERATIONAL GUIDELINES

(a) INSTRUCTIONS. Recordkeeping Agent shall, on behalf of FSSC, receive instructions from the Sub-Accounts for acceptance prior to the Close of Trading on each Business Day. Recordkeeping Agent shall, upon its acceptance of any such instructions, communicate such acceptance to the Sub-Accounts.

(b) TRADE REPORTS. Recordkeeping Agent or its designee shall communicate to FSSC, by means of electronic transmission or other mutually acceptable means, a report of the trading activity of each Account in any of the Funds for the most recent Business Day in accordance with each Fund's Prospectus. However, if Recordkeeping Agent or its designee will be communicating such information after the Close of Trading, then the Recordkeeping Agent or such designee shall be considered the Fund's agent for purposes of Rule 22c-1 under the 1940 Act, as and to the extent required by applicable law.

(c) USE OF NSCC. To the extent that each of the parties is a member of, and/or has access to, the National Securities Clearing Corporation's ("NSCC") systems and services, including Fund/SERV and Networking, the parties agree to utilize such services for all transactions contemplated hereunder and agree that all such dealings and transactions shall be processed in accordance with, and governed by, the NSCC's Rules and Procedures (as the same may be amended from time to time) and the Networking Agreement executed by each such party.

(d) UNAVAILABILITY OF NSCC. In the event of the unavailability of the NSCC at any time, the following procedures shall apply:

      (i) FSSC shall use its best efforts to provide information listed in
      SECTION 1(c) of the Agreement to Recordkeeping Agent by means of electronic transmission or other mutually acceptable means by 7:00 p.m. Eastern Time on each Business Day.


      (ii) Recordkeeping Agent or its designee shall communicate to FSSC, by means of electronic transmission or other mutually acceptable means, a report of the trading activity of each Account in any of the Funds for the most recent Business Day ("TRADE DATE") by 9:00 a.m. Eastern Time on the Business Day following the Trade Date ("SETTLEMENT DATE"). The number of shares to be purchased or redeemed for a Sub-Account shall be determined based upon the net asset value at the Close of Trading on the Trade Date, provided that, if FSSC receives the trading information called for by this paragraph after 9:00 a.m. Eastern Time on a Settlement Date, FSSC shall use its best efforts to enter an Account's purchase or redemption order at the net asset value at the Close of Trading on the Trade Date, but if FSSC is unable to do so, the transaction shall be entered at the net asset value next determined after FSSC receives the trading information.

      (iii) In the event there is a net purchase for an Account in any Fund, Recordkeeping Agent or its designee shall exercise its best efforts to direct wire payment in the dollar amount of the net purchase to be received by FSSC by the close of the Federal Reserve Wire Transfer System on the Settlement Date. If the wire is not received by FSSC by such time, and such delay was not caused by the negligence or willful misconduct of FSSC, FSSC shall be entitled to receive from Recordkeeping Agent the dollar amount of any overdraft plus any associated bank charges incurred.

      (iv) in the event there is a net redemption by an Account in any Fund, FSSC shall wire the redemption proceeds to the Account's custodial account, or to the designated depository for an Account, specified by Recordkeeping Agent or its designee. If FSSC receives the redemption information by 9:00 a.m. Eastern Time on the Settlement Date, the redemption proceeds shall be wired so as to be received on the Settlement Date. If FSSC receives the redemption information after that time, FSSC shall use its best efforts to wire the redemption proceeds so that they are received by the Close of Trading on the Settlement Date, but if FSSC is unable to do so, the redemption proceeds shall be wired so as to be received by the Close of Trading on the Business Day following the Settlement Date. If the wire is not received by the time specified in this PARAGRAPH, and such delay was not caused by the negligence or willful misconduct of Recordkeeping Agent or its designee, Recordkeeping Agent or Recordkeeping Agent's designee shall be entitled to receive from FSSC the dollar amount of any overdraft plus any associated bank charges incurred; PROVIDED, HOWEVER, that if the delay was due to factors beyond the control of FSSC and its subsidiaries, FSSC shall not be liable for any overdraft or any associated bank charges incurred.

      (v) If the dollar amount of the redemption proceeds wired by FSSC exceeds the amount that should have been transmitted, Recordkeeping Agent shall use its best efforts to have such excess amount returned to FSSC as soon as possible.

(c) WIRE PAYMENTS. All wire payments referenced in this Agreement shall be transmitted via the Federal Reserve Wire Transfer System. Notwithstanding any other provision of this Agreement, in the event that the Federal Reserve Wire Transfer System is closed on any Business Day, the duties of FSSC, Recordkeeping Agent, and their designees under this Agreement shall be suspended, and shall resume on the next Business Day

Exhibit A to Recordkeeping Agreement
that the Federal Reserve Wire Transfer System is open as if such period of suspension had not occurred.

(d) PRICING ERRORS. In the event (1) a Fund is required (under the then prevailing pricing error guidelines of the Fund) to recalculate purchases and redemptions of Shares held in an Account due to an error in calculating the net asset value of such class of Shares (a "NAV ERROR"); or (2) there is a dividend rate error with respect to any Fund held in an Account (a "RATE ERROR"; Rate Error and NAV Error individually and collectively shall be referred to as a "PRICING ERROR"):

      (i) FSSC shall promptly notify Recordkeeping Agent in writing of the Pricing Error, which written notice shall identify the class of Shares, the Business Day(s) on which the Pricing Error(s) occurred and the corrected net asset value of the Shares on each Business Day.

      (ii) Upon such notification, Recordkeeping Agent shall promptly determine, for all Sub-Accounts which purchased or redeemed Shares on each Business Day on which a Pricing Error occurred, the correct number of Shares purchased or redeemed using the corrected price and the amount of transaction proceeds actually paid or received. Following such determination, the Recordkeeping Agent shall adjust the number of Shares held in each Sub-Account to the extent necessary to reflect the correct number of Shares purchased or redeemed for the Sub-Account. Following such determination, Recordkeeping Agent shall notify FSSC of the net changes in transactions for the relevant Account and FSSC shall adjust the Account accordingly.

      (iii) If, after taking into account the adjustments required by paragraph
      (ii) above, Recordkeeping Agent determines that some Sub-Account customers were still entitled to additional redemption proceeds (a "REDEMPTION SHORTFALL"), it shall notify FSSC of the aggregate amount of the Redemption Shortfalls and provide supporting documentation for such amount. Upon receipt of such documentation, FSSC shall cause the relevant Fund to remit to Recordkeeping Agent additional redemption proceeds in the amount of such Redemption Shortfalls and Recordkeeping Agent shall apply such funds to payment of the Redemption Shortfalls.

      (iv) If, after taking into account the adjustments required by paragraph
      (iii) above, Recordkeeping Agent determines that a Sub-Account customer still received excess redemption proceeds (a "REDEMPTION OVERAGE"), Recordkeeping Agent shall use its best efforts to collect the balance of such Redemption Overage from such Sub-Account customer. In no event, however, shall Recordkeeping Agent be liable to FSSC or any Fund for any Redemption Overage. Nothing in this subsection (d) shall be deemed to limit the right of any Fund to recover any Redemption Overage directly or to be indemnified by any party for losses arising from a Pricing Error.

(E) ASSESSMENT OF CDSC.


(i) Within five (5) Business Days after the end of each month, Recordkeeping Agent shall send FSSC the following reports electronically. Information provided in each report must be as of the last day of each month. Recordkeeping Agent shall send such additional information to FSSC regarding CDSCs as FSSC may request from time to time.

      A. REDEMPTION ANALYSIS REPORT which details all redemption orders for the applicable month and separately lists all redemption orders that were assessed a CDSC for the applicable month and those that were free from a CDSC.

      B. REDEMPTION ANALYSIS REPORT (MULTI-FINANCIER VERSION) which details all redemption orders for the applicable month and, for each financier, separately lists all redemption orders that were assessed a CDSC for the applicable month and those that were free from a CDSC.

      C. REINVESTED DIVIDEND REPORT which details the dividends paid by each Fund and reinvested for the applicable month.

      D. REINVESTED DIVIDEND REPORT (MULTI-FINANCIER VERSION) which details, for each financier, the dividends paid by each Fund and reinvested for the applicable month.

      E. CDSC WAIVER REPORT which details by Sub-Account number the CDSC redemptions during the applicable month on which the CDSC fees were waived.

      F. CDSC WAIVER REPORT (MULTI-FINANCIER VERSION) which details by Sub-Account number, for each financier, the CDSC redemptions during the applicable month on which the CDSC fees were waived.

      (ii) Within five (5) Business Days after the end of each month, Recordkeeping Agent shall wire collected CDSCs collected on Class B Shares to:

      Bank Name: Deutsche Bank Trust Company Americas
      ABA: 021001033
      Account: 00362300
      Account Name: Federated Investors
      For Further Credit: Collection Account 23685


Exhibit A to Recordkeeping Agreement               2

      (iii) Within five (5) Business Days after the end of each month, Recordkeeping Agent shall wire collected CDSCs collected on all classes other than Class B Shares to:

      Bank Name: PNC Bank
      ABA: 043000096
      Account: 2434291
      Acct. Name: Federated Investors, Inc.
      Description: CDSC

(f) CLASS B SHARE HISTORY AND AGING. Recordkeeping Agent shall track the history and aging of Class B Shares of the Funds in accordance with each Fund's Prospectus. In addition, within five (5) Business Days after the end of each month, Recordkeeping Agent shall send to FSSC electronically reports, in total for each financier, which detail by fund the age of Class B Shares outstanding in Recordkeeping Agent's Sub-Accounts and indicate whether the shares need to be converted into A Shares and whether or not the shares are subject to advance commissions. If DST Systems, Inc. or SuRPAS is Recordkeeping Agent's recordkeeping system then the reports which provide the information described in the foregoing sentence are the CDSC Distributor Liability Reports.

Exhibit A to Recordkeeping Agreement                   3

EXHIBIT B

RECORDKEEPING FEES

Recordkeeping Agent shall receive Recordkeeping Fees at the rates set forth below. No Recordkeeping Fee shall be payable for any payment period when the Recordkeeping Fee earned for the applicable payment period is less than $25.00.

      (i) For Funds listed under SECTION 1 of SCHEDULE 1, an amount computed at an annual rate of 0.10% of the average daily net asset value of open Sub-Accounts in the Funds.

      (ii) For Funds listed under SECTION 2 of SCHEDULE 1, an amount computed at an annual rate of 0.05% of the average daily net asset value of open Sub-Accounts in the Funds.

      (iii) For Funds listed under SECTION 3 of SCHEDULE 1, an amount computed at an annual rate of 0.5% of the average daily net asset value of open Sub-Accounts in the Funds.

      (iv) For Funds listed under SECTION 4 of SCHEDULE 1, no Recordkeeping Fees are payable with respect to these Funds.

      (v) For Funds with Retirement Shares as listed on Schedule 1-A, Fees are payable at the rates set forth in that schedule.

Exhibit B to Recordkeeping Agreement